EXHIBIT 10.1

Rules of the LDR Holding Corporation
2013 Equity Incentive Plan For the Grant of
Options, Performance Units and Restricted Stock Units
to Participants in France

I.    GENERAL PROVISIONS

1.	Introduction
The Board of Directors (the “Board”) of LDR Holding Corporation (the “Company”) has previously established the LDR Holding Corporation 2013 Equity Incentive Plan (the “U.S. Plan”) for the benefit of certain eligible persons, including Employees of the Company and its Participating Companies, including its Participating Company(ies) in France, of which the Company holds directly or indirectly at least 10% of the share capital or Employees of a French branch of a non-French Subsidiary Corporation of which the Company holds directly or indirectly at least ten percent (10%) of the share capital (the “French Entities”) that meet the definition of Subsidiary Corporation in the U.S. Plan.
Section 3.5(i) of the U.S. Plan authorizes the Committee to prescribe, amend or rescind rules, guidelines and policies relating to the U.S. Plan, or to adopt sub-plans or supplements to, or alternative versions of, the U.S. Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards (including the rules or laws related to Options, Performance Units and Restricted Stock Units granted in France). The Committee has determined that it is appropriate and advisable to establish a sub-plan for the purpose of permitting Options, Performance Units and Restricted Stock Units to qualify for the respective specific tax and social security treatment in France. The Committee, therefore, intends with this document to establish a sub-plan of the U.S. Plan for the purpose of granting Options which qualify for the specific tax and social security treatment in France applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, (“French-qualified Options”) and Performance Units and/or Restricted Stock Units which qualify for the specific tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, (“French-qualified Performance Units” and “French-qualified Restricted Stock Units,” respectively) to qualifying Employees of a French Entity who are residents in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).
The terms of the U.S. Plan applicable to Options, Performance Units and Restricted Stock Units, as set out in Appendix 1 hereto, shall, subject to the modifications in the following rules, constitute the Rules of the LDR Holding Corporation 2013 Equity Incentive Plan for the Grant of Options, Performance Units and Restricted Stock Units to Participants in France, as amended and/or restated from time to time (the “French Plan”).
Under the French Plan, French Participants selected at the Committee’s discretion will be granted Options, Performance Units and Restricted Stock Units only as defined in Section I.2 hereunder. The provisions under Section I of this French Plan shall apply to French-qualified Options, French-qualified Performance Units and French-qualified Restricted Stock Units (collectively, “French-qualified Awards”). The provisions under Section II of this French Plan shall apply only to the grant of French-qualified Options, and the provisions under Section III of this French Plan shall apply to both French-qualified Performance Units and French-qualified Restricted Stock Units.
2.    Definitions
Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. In addition -

(a.)
With respect to Options, the term “Closed Periods,” as defined under Section L. 225-177 of the French Commercial Code, as amended, shall mean (i) ten (10) quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; (ii) the period as from the date the corporate management of the Company learn of information which could, if disclosed to the public, significantly impact the quotation price of the shares, until ten (10) quotation days after the day such information is disclosed to the public; or (iii) twenty (20) quotation days following a distribution of a dividend (i.e., the ex-dividend date) or of a general right to subscribe to shares (i.e., a rights offering). With respect to Performance Units and Restricted Stock Units, the term “Closed Periods,” as defined under Section L. 225-197-1 of the French Commercial Code, as amended, shall mean ten (10) quotation days preceding and three (3) quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or the period as from the date the corporate management of the Company learn of information which could, if disclosed to the public, significantly impact the quotation price of the Shares, until ten (10) quotation days after the day such information is disclosed to the public.

If the French Commercial Code is amended to modify the definition and/or applicability of the Closed Periods to French-qualified Options, French-qualified Performance Units or French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Options, French-qualified Performance Units or French-qualified Restricted Stock Units granted under this French Plan to the extent required under French law.

(b.)
The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(c.)
The term “Grant Date” shall be the date on which the Committee both (i) designates the French Participant, and (ii) specifies the main terms and conditions of the French-qualified Options, French-qualified Performance Units or French-qualified Restricted Stock Units, such as the number (or formula for determining the number) of shares of Stock subject to the Options, Performance Units or Restricted Stock Units and the conditions for the vesting of the Options, Performance Units or Restricted Stock Units. In no event, however, shall the Grant Date for a French-qualified Option occur during a Closed Period, and if any such option grant is otherwise authorized or approved during such Closed Period, the Grant Date of that option shall be determined in accordance with the provisions of Section II.1 below.

(d.)	The term “Option” shall include both:

i.	purchase stock options (rights to acquire shares of Stock repurchased by the Company prior to the vesting of the Options); and

ii.	subscription stock options (rights to subscribe for newly issued shares of Stock).

(e.)
The term “Performance Unit” shall mean a right granted to a Participant to receive, at a future date, upon attainment of performance criteria established by the Committee, at no consideration, one share of Stock for each Performance Unit granted to the Participant, to which any dividend and voting rights are attached only upon the issuance of the share of Stock at the time of vesting of the Performance Unit.

(f.)
The term “Restricted Stock Unit” shall mean a right granted to a Participant to receive, at a future date, upon attainment of specified criteria established by the Committee, at no consideration, one share of Stock for each Restricted Stock Unit granted to the Participant, to which any dividend and voting rights are attached only upon the issuance of the share of Stock at the time of vesting of the Restricted Stock Unit.

3.    Eligibility

(a.)
Subject to Section I.3(c) below, any individual who, on the Grant Date of the French-qualified Award and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity or who is a corporate officer of a French Entity (subject to Section I.3(b) below) shall be eligible to receive, at the discretion of the Committee, French-qualified Options, French-qualified Performance Units and/or French-qualified Restricted Stock Units under this French Plan, provided he or she also satisfies the eligibility conditions of Section 5 of the U.S. Plan.

(b.)
French-qualified Awards may not be issued to a corporate officer of a French Entity, other than the managing corporate officers (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is employed by a French Entity, as defined by French law.

(c.)
French-qualified Awards may not be issued under the French Plan to individuals owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate officers of a French Entity, as set forth in this Section I.3.

4.    Non-Transferability
Except in the case of death, French-qualified Awards may not be transferred to any third party. The French-qualified Options are exercisable only by the French Participant during his or her lifetime.

5.	Disqualification of French-qualified Awards
The Company does not undertake nor is it required to maintain the French-qualified status of the Options, Performance Units and/or Restricted Stock Units. In the event changes are made to the terms and conditions of the French-qualified Awards due to any requirements under the applicable laws of incorporation of the Company, or by decision of the Company’s shareholders, the Board or the Committee, the Options, Performance Units and/or Restricted Stock Units may no longer qualify for specific tax and social security treatment in France.
If the Options, Performance Units and/or Restricted Stock Units no longer qualify for specific tax and social security treatment in France, the Committee may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options, the vesting of the Performance Units and/or Restricted Stock Units or to the sale of the shares of Stock underlying the Options, Performance Units and/or Restricted Stock Units which have been imposed under this French Plan or in the applicable Award Agreement delivered to the French Participant in order to achieve the specific tax and social security treatment for French-qualified Awards.

6.	Employment Rights
The adoption of this French Plan shall not confer upon the Participants, or any employees of the French Entity, any employment rights and shall not be construed as a part of any employment contracts that the French Entity has with its employees.

7.	Amendments
Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate this French Plan at any time in accordance with applicable French law.
II.    FRENCH-QUALIFIED OPTIONS

1.    Closed Period

French-qualified Options may not be granted during a Closed Period as set forth in Section L. 225-177 of the French Commercial Code, as amended, to the extent such Closed Periods are applicable to French-qualified Options granted by the Company. Accordingly, the Grant Date for any French-qualified Option granted under this French Plan shall be the eleventh (11th) trading day following the earlier of the following dates on which the Company files its next required periodic report under the U.S. Securities Exchange Act of 1934, as amended, with the U.S. Securities and Exchange Commission: (i) the Form 10-K for the most recently-completed fiscal year or (ii) the Form 10-Q for the first most-recently-completed fiscal quarter; provided, however, that if such Grant Date would otherwise occur during a Closed Period, then such Grant Date shall be deferred until the next quarterly grant date outside of a Closed Period on which option grants can be made under this French Plan in accordance with the foregoing Grant Date requirement. The Grant Date as so determined for the French-qualified Option shall also be the date used for purposes of determining the exercise price of that option in accordance with the guidelines set forth in Section II.2(c) below.

2.    Conditions of French-Qualified Options

(a.)
The exercise price and number of shares of Stock underlying the Options shall not be modified after the Grant Date, except as provided in Section II.5 of this French Plan or as otherwise authorized by French law. Any other modification permitted under the U.S. Plan may result in the Option no longer qualifying as a French-qualified Option.

(b.)
The French-qualified Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Plan and the Award Agreement delivered to each French Participant.

(c.)
The exercise price per share of Stock payable pursuant to Options granted under this French Plan shall be fixed by the Committee on the Grant Date. In no event shall the exercise price per share be less than the greatest of the following:

i.
with respect to purchase stock options: the higher of either 95% of the average quotation price of the Stock during the 20 trading days immediately preceding the Grant Date or 95% of the average purchase price paid for such Stock by the Company;

ii.	with respect to subscription stock options: 95% of the average quotation price of such Stock during the 20 trading days immediately preceding the Grant Date; and

iii.	the minimum exercise price permitted under the U.S. Plan.

3.    Exercise of French-Qualified Option

(a.)
At the time a French-qualified Option is granted, the Committee shall fix the period within which the French-qualified Option vests and may be exercised and shall determine any conditions that must be satisfied before the French-qualified Option may be exercised. Such specific period for the vesting or exercise of French-qualified Options or holding period before the sale of shares of Stock shall be set forth in the Award Agreement.

(b.)
Upon exercise of a French-qualified Option, the full exercise price and any required withholding tax and/or social security contributions shall be paid by the French Participant as set forth in the Award Agreement. Under a cashless exercise program, the French Participant may give irrevocable instructions to a stockbroker to properly deliver the exercise price to the Company. No delivery, surrendering or attesting to the ownership of previously owned shares of Stock having a fair market value on the date of delivery equal to the aggregate exercise price of the shares may be used to pay the exercise price.

(c.)	If a French Participant dies, his or her French-qualified Options shall thereafter be immediately vested and exercisable in full under the conditions set forth by Section II.4 of this French Plan.

(d.)
If a French Participant is terminated or ceases to be employed by the Company or any Participating Company, his or her French-qualified Options will be exercisable according to the provisions of the Award Agreement.

(e.)
The shares of Stock acquired upon exercise of the French-qualified Options shall be recorded in an account in the name of the French Participant with the Company or a broker or in such manner as the Company may determine in order to ensure compliance with applicable laws.

4.    Death
In the event of the death of a French Participant while he or she is actively employed, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs for the six month period following the date of the French Participant’s death. In the event of the death of a French Participant after termination of active employment, the treatment of French-qualified Options shall be as set forth in the Award Agreement. Any French-qualified Option that remains unexercised shall expire six months following the date of the Participant’s death. The six month exercise period will apply without regard to the term of the French-qualified Option as described in Section II.6 of this French Plan.
5.    Adjustments Upon Changes in Capitalization and Change in Control
Adjustments of the French-qualified Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the French-qualified Option in the event of a transaction by the Company as listed under Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of shares of Stock by the Company at a price higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. Nevertheless, the Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Options may no longer qualify as French-qualified Options.
Assumptions or substitutions of French-qualified Options in the case of a Change in Control as set forth in Section 13 of the Plan, as well as an acceleration of the vesting and exercisability of the French-qualified Options, cancellation of French-qualified Options for a cash payment or any other mechanism implemented upon such Change of Control or other corporate transaction, or in any other event, may result in the Options no longer qualifying as French-qualified Options.
6.    Term of French-Qualified Option
Options granted pursuant to this French Plan will expire no later than nine years and six months after the Grant Date, unless otherwise specified in the applicable Award Agreement. The Option term will be extended only in the event of the death of a French Participant, but in no event will any French-qualified Option be exercisable beyond six (6) months following the date of death of the French Participant.
7.    Interpretation
It is intended that Options granted under this French Plan shall qualify for the specific tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.
In the event of any conflict between the provisions of this French Plan and the U.S. Plan, the provisions of this French Plan shall control for any grants of Options made thereunder to Participants in France.
III.    PERFORMANCE UNITS AND RESTRICTED STOCK UNITS
1.    Conditions of French-Qualified Performance Units and/or French-qualified Restricted Stock Units

(a.)	Vesting of French-Qualified Performance Units and/or French-qualified Restricted Stock Units
The French-qualified Performance Units and/or French-qualified Restricted Stock Units may not start to vest, as specified by the Committee, prior to the expiration of the minimum mandatory vesting period applicable to French-qualified Performance Units and French-qualified Restricted Stock Units under Section L. 225-197-1 of the French commercial code, as amended, the relevant sections of the French Tax Code, as amended, or of the French Social Security Code, as amended. The Award Agreement under which the French-qualified Performance Units and/or French-qualified Restricted Stock Units are granted shall specify a vesting date that meets the requirements of this Section III.1(a).
Notwithstanding the foregoing, in the event of the death of a French Participant, all of his or her outstanding French-qualified Performance Units and/or French-qualified Restricted Stock Units shall become transferable and the shares of Stock underlying the Performance Units and/or Restricted Stock Units shall be issued as set forth in Section III.3 of the French Plan.
(b.)Holding of Shares of Stock
The sale or transfer of shares of Stock issued pursuant to the French-qualified Performance Units and/or French-qualified Restricted Stock Units must not occur until the relevant anniversary of the respective vesting date specified by the Committee or such other period as is required to comply with the minimum mandatory holding period applicable to French-qualified Performance Units and French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, even if the French Participant is no longer an employee or corporate officer of a French Entity. If the vesting date occurs on or after the first anniversary of the Grant Date but before the second anniversary of the Grant Date, a holding period will be imposed on the shares of Stock until the second anniversary of the Grant Date or such other period as is required to comply with the minimum holding period applicable to shares of Stock underlying French-qualified Performance Units and/or French-qualified Restricted Stock Units under the French Commercial Code, as amended, to benefit from specific tax and social security treatment. If the vesting date occurs after the second anniversary of the Grant Date, no holding period is required.
In addition, the shares of Stock may not be sold or transferred during a Closed Period, so long as those Closed Periods are applicable to shares of Stock underlying French-qualified Performance Units and French-qualified Restricted Stock Units.

(c.)	Participant’s Account
The shares of Stock issued upon vesting of the French-qualified Performance Units and/or French-qualified Restricted Stock Units shall be recorded in an account in the name of the French Participant with the Company or a broker or in such manner as the Company may determine in order to ensure compliance with applicable laws.

2.	Adjustments upon Changes in Capitalization and Change in Control
In the event of a Change in Control as set forth in Section 13 of the U.S. Plan, adjustments to the terms and conditions of the French-qualified Performance Units and/or French-qualified Restricted Stock Units or underlying shares of Stock may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Performance Units and Restricted Stock Units may no longer qualify as French-qualified Performance Units and French-qualified Restricted Stock Units.
Assumption or substitution of the French-qualified Performance Units and/or French-qualified Restricted Stock Units in the case of a corporate transaction, as well as an acceleration of the vesting or the holding period or any other mechanism implemented upon a corporate transaction, or in any other event, to compensate Participants, may result in the Performance Units and/or Restricted Stock Units no longer being eligible for the specific French tax and social security regime.

3.    Death and Disability

In the event of the death of a French Participant, the French-qualified Performance Units and/or French-qualified Restricted Stock Units held by the French Participant at the time of death shall become transferable to the French Participant’s heirs. The Company shall issue the underlying shares of Stock to the French Participant’s heirs, at their request, provided the heirs contact the Company within six (6) months following the death of the French Participant, unless otherwise provided in the applicable Award Agreement. If the French Participant’s heirs do not request the issuance of the shares of Stock underlying the French-qualified Performance Units and/or French-qualified Restricted Stock Units within six (6) months following the French Participant’s death, the French-qualified Performance Units and/or French-qualified Restricted Stock Units will be forfeited.
If a French Participant is terminated or ceases to be employed by the Company or a French Entity by reason of his or her death or Disability (as defined in this French Plan), the French Participant’s heirs or the French Participant, as applicable, shall not be subject to the restrictions on the transfer of shares of Stock set forth in Section III.1(b) of this French Plan.

4.    Interpretation
It is intended that Performance Units and Restricted Stock Units granted under this French Plan shall qualify for the specific tax and social security treatment applicable to Performance Units and Restricted Stock Units granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations, if applicable.
In the event of any conflict between the provisions of this French Plan and the U.S. Plan, the provisions of this French Plan shall control for any grants of Performance Units and/or Restricted Stock Units made thereunder to Participants in France.
IV.    EFFECTIVE DATE
The French Plan, in its entirety, is effective as of April 28, 2016, the date of shareholder approval of the French Plan.